Exhibit 10.5

Certain information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the parties customarily and actually treat as private or confidential. The omissions have been indicated by

(“[***]”).

PRIVATE INSTRUMENT FOR THE ASSUMPTION OF OBLIGATIONS IN THE CONTEXT OF JBS’S DUAL LISTING

IMPLEMENTATION

BETWEEN, ON ONE SIDE,

J&F INVESTIMENTOS S.A.,

AND, ON THE OTHER SIDE,

BNDES PARTICIPAÇÕES S.A. – BNDESPAR

EXECUTED ON MARCH 14, 2025

PRIVATE INSTRUMENT FOR ASSUMPTION OF OBLIGATIONS

By this instrument, on one side:

I.   J&F INVESTIMENTOS S.A., a corporation (sociedade anônima) not registered as a publicly-held company with the Brazilian Securities and Exchange Commission (CVM), with its registered office in the City of São Paulo, State of São Paulo, at Avenida Marginal Direita do Tietê, No. 500, 1st Floor, Block I-A, Room 17, registered with the Brazilian Corporate Taxpayer Registry (CNPJ/MF) under No. 07.570.673/0001-26, herein represented pursuant to its bylaws, hereinafter referred to as “J&F”;

And, on the other side:

II.   BNDES PARTICIPAÇÕES S.A. - BNDESPar, a corporation (sociedade anônima) organized as a wholly-owned subsidiary of the federal public company Banco Nacional de Desenvolvimento Econômico e Social – BNDES, with its registered office in Brasília, Federal District, at Setor Comercial Sul - SCS, Centro Empresarial Parque Cidade, Block 9, Tower C, 12th floor, and with service office and tax domicile in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida República do Chile No. 100 – part, registered with the CNPJ/MF under No. 00.383.281/0001-09, herein represented pursuant to its bylaws, hereinafter referred to as “BNDESPar”;

J&F and BNDESPar are hereinafter individually referred to as a “Party” and jointly as the “Parties”,

WHEREAS:

(i)	J&F is the controlling shareholder of JBS S.A. (“JBS”);

(ii)	As of this date, BNDESPar holds 461,661,101 common, registered, no-par-value shares, which collectively represent 20.81% of JBS’s share capital (“BNDESPar Shares”);

(iii)

This instrument is executed in the context of the material facts disclosed by the Company on July 12, 2023 and September 4, 2023, in which information was disclosed regarding the proposed dual listing of JBS shares on stock exchanges;

(iv)

As mentioned in the material facts above, JBS intends to carry out a dual listing simultaneously in Brazil and the United States, through the vehicle JBS N.V., a company incorporated under the laws of the Netherlands, which will register as a foreign issuer with the CVM in order to have its Level II Brazilian Depositary Receipts – BDRs listed on B3 S.A. – Brasil, Bolsa, Balcão (“BDRs” and “B3”), backed by its Class A Shares (“Class A Shares”), and will also register as a Foreign Private Issuer (FPI) with the U.S. Securities and Exchange Commission (“SEC”) to have its Class A Shares traded on the New York Stock Exchange (“NYSE”), resulting in the delisting of JBS’s common shares from B3’s “Novo Mercado” listing segment (“Dual Listing”);

(v)

The purpose of the Dual Listing, according to JBS’s management, is to create a structure that better reflects JBS’s global presence and international operations, and to support its growth strategy, aiming to improve credit ratings and maximize shareholder value;

(vi)

In the context of the Dual Listing, the Parties have agreed to establish a potential compensation mechanism in favor of BNDESPar, as set forth in this agreement, to provide partial protection against the risk of the Company not reaching a certain valuation expectation by December 31, 2026; and

(vii)

The structure of the Dual Listing and its implementation steps are described in the Form F-4 submitted by JBS N.V. to the United States Securities and Exchange Commission, and its material aspects were considered in the execution of this Agreement.

The Parties hereby AGREE to enter into this Private Instrument for the Assumption of Obligations (“Agreement”), pursuant to the applicable legal and regulatory provisions, which shall be governed by the following clauses and conditions:

1.   PERFORMANCE OF THE AGREEMENT

1.1 The Parties irrevocably and irreversibly undertake to comply with this Agreement in accordance with its terms and conditions, which shall bind and obligate the Parties and their management.

2.   PAYMENT OF COMPENSATION

2.1  Subject to the conditions established in Clause 2.1.1 below, J&F shall pay BNDESPar the amount equivalent to the result of the following formula (“Compensation”):

R = ((PR x RT) – Pm) x (NA/RT)

Where:

R or “Compensation” – means the amount in Brazilian reais to be paid by J&F to BNDESPar as Compensation in the cases provided for in this instrument, limited, in any case, to the fixed and non-adjustable total amount of R$500,000,000.00 (five hundred million reais).

PR or “Reference Price” – means the amount of [***], adjusted, in the following order: (i) to deduct, on the ex-dividend date, the amounts of distributions (dividends, interest on equity, or other types), declared as of the date of execution of this Agreement, as disclosed by the Company, (a) in favor of the shareholders of JBS S.A. between the present date and the Dual Listing Completion Date, and (b) in favor of the shareholders of JBS N.V. between the Dual Listing Completion Date and the Compensation Assessment Date, understood as December 31, 2026 (“Compensation Assessment Date”), in which case such distributions shall be converted from U.S. dollars to Brazilian reais based on the PTAX selling rate published by the Central Bank of Brazil on the respective payment date, and adjusted according to the exchange ratio between the shares of JBS S.A. and JBS N.V.; (ii) to reflect, in the same proportion established for such events, stock bonuses, splits, or reverse splits (a) of the common shares issued by JBS S.A. between the present date and the Dual Listing Completion Date or (b) of the Class A Shares issued by JBS N.V. between the Dual Listing Completion Date and the Compensation Assessment Date; and (iii) by the variation of the Broad National Consumer Price Index – IPCA between the date of execution of this Agreement and the Compensation Assessment Date, calculated in accordance with Clause 2.3 below.

RT or “Exchange Ratio” – means the exchange ratio between shares of JBS S.A. currently listed on B3 under the ticker JBSS3 and the Class A Shares of JBS N.V. under the Dual Listing structure. According to the current Dual Listing structure, this equivalence is set at 2 (two) shares of JBS S.A. for each 1 (one) Class A Share of JBS N.V.; therefore, if this equivalence is maintained in the Dual Listing transaction, RT shall be equal to 2.

Pm or “Average Price” – means the arithmetic average of the closing prices of the Class A Shares issued by JBS N.V. and listed on the NYSE during trading sessions held between July 1, 2026 (inclusive) and December 31, 2026, expressed in Brazilian reais and converted from U.S. dollars to reais based on the PTAX selling exchange rate published by the Central Bank of Brazil on the same trading days, adjusted for the entire period between July 1, 2026 (inclusive) and December 31, 2026 as follows: (i) daily, to deduct the amount of distributions (dividends, interest on equity, or other types) declared in favor of shareholders of JBS N.V. between July 1, 2026 (inclusive) and December 31, 2026, based on the ex-dividend date disclosed by the Company; and (ii) to reflect, in the same proportion established for such events, any stock bonuses, splits or reverse splits of the Class A Shares issued by JBS N.V. between July 1, 2026 (inclusive) and December 31, 2026, based on the effective date of such events disclosed by the Company. The closing prices of the Class A Shares, adjusted to deduct the distributions as described above, shall be calculated using the Bloomberg system, configured under the DPDF function (Dividend and Corporate Action Settings) with the HP function (Historic Price).

NA or “Number of Shares” – means the number of shares issued by JBS S.A. held by BNDESPar on the date of execution of this Agreement.

2.1.1. No Compensation shall be due by J&F to BNDESPar in any of the following circumstances:

(i)

if the Dual Listing does not occur by December 31, 2026, it being understood that the Dual Listing shall be deemed to have occurred on the first date on which the shares issued by JBS N.V. are traded on the NYSE (“Dual Listing Completion”); or

(ii)	if the result of “R” in the formula above is less than or equal to zero.

2.1.2. BNDESPar’s right to demand the Compensation (i) shall remain valid until April 30, 2027, and if not exercised by such date, BNDESPar’s right will definitively expire; and (ii) must be exercised by means of a notice sent by BNDESPar pursuant to this Agreement within the term mentioned in item (i) above, which shall include the amount of the Compensation calculated in accordance with the formula above and the bank account held by BNDESPar for payment purposes (“Exercise Notice”).

2.1.3. The payment of the Compensation by J&F shall be made within sixty (60) calendar days from the date of submission of the Exercise Notice, in Brazilian reais, to the bank account specified therein, after which J&F shall be automatically deemed in default, with Clause 6.1 not applying and subject to the provisions of Clause 3.

2.2 Between the Compensation Assessment Date and the Compensation payment date, the Parties agree that the amount of the Compensation shall be adjusted by the variation of the Broad National Consumer Price Index – IPCA, calculated in accordance with Clause 2.4 below, and in any case subject to the limit of R$500,000,000.00 (five hundred million reais) set forth in Clause 2.1 above.

2.3 For purposes of calculating the Reference Price, the adjustment based on the Broad National Consumer

Price Index – IPCA shall be determined pro rata temporis on business days, in accordance with the following formula:

IPCA Adjustment = (1+π)^(dup/dut)

π = corresponds to the accumulated monthly percentage variation of the Broad National Consumer Price Index – IPCA, calculated and published by the Brazilian Institute of Geography and Statistics – IBGE (“IPCA”), from the month following the execution of the Agreement until the Compensation Assessment Date;

dup = number of business days between the date of execution of the Agreement and the Compensation Assessment Date;

dut = number of business days between the first day of the month following the execution of the Agreement and the Compensation Assessment Date.

2.4 For the purposes of Clause 2.2, the adjustment based on the Broad National Consumer Price Index – IPCA shall also be determined pro rata temporis on business days, in accordance with the following formula:

IPCA Adjustment = (1+π)^(dup/dut)

π = corresponds to the accumulated monthly percentage variation of the Broad National Consumer Price Index – IPCA, calculated and published by the Brazilian Institute of Geography and Statistics – IBGE (“IPCA”), from the Compensation Assessment Date to the Compensation payment date;

dup = number of business days from the Compensation Assessment Date to the Compensation payment date;

dut = number of business days from the Compensation Assessment Date to the last day of the month prior to the Compensation payment date.

2.5 For the purposes of this Agreement, Saturdays, Sundays, or national, state, or municipal holidays observed in the States and Municipalities of Rio de Janeiro and São Paulo shall not be considered business days.

2.6 If the Dual Listing Completion Date occurs between July 1, 2026 and December 31, 2026, the trading sessions considered for the arithmetic average that will form the Average Price referred to in Clause 2.1 shall be those held from the date on which the JBS N.V. shares begin trading on the NYSE (inclusive) until 180 days after that date, even if such period extends into the year 2027, so as to preserve the temporal concept of the Average Price.

2.7 If the scenario provided for in Clause 2.6 above occurs, the adjustments referred to in items (i), (ii), and (iii) of the Reference Price, as well as the adjustments provided for in items (i) and (ii) of the Average Price, shall also apply during the 180-day period from the Dual Listing Completion Date, with the Compensation Assessment Date referred to in item (i) of the Reference Price in Clause 2.1 being the one hundred eightieth day following the Dual Listing Completion Date.

2.8 Likewise, BNDESPar’s right to demand Compensation, as set forth in Clause 2.1.2, shall be extended for 120 days from the one hundred eightieth day after the Dual Listing Completion Date.

3.  DEFAULT

3.1 In the event of default by J&F in fulfilling the obligations assumed under this Agreement, the BNDES System (understood as Banco Nacional de Desenvolvimento Econômico e Social – BNDES, BNDESPAR, and the Agência Especial de Financiamento Industrial S.A. – FINAME) may declare the early maturity of all agreements entered into by the BNDES System with (i) J&F, its controlling shareholders up to the level of natural persons, J&F’s subsidiaries, and any companies that are, directly or indirectly, under the same corporate control as J&F, including JBS S.A. and its subsidiaries; and (ii) JBS Participações S.A., its controlling shareholders up to the level of natural persons, its subsidiaries, and any companies that are, directly or indirectly, under the same corporate control as JBS Participações S.A. (the “Economic Group”), regardless of prior notice and/or application of other sanctions. Such default may also result in the inclusion of J&F and its Economic Group in credit protection registries, the Brazilian Central Bank, or other agencies and/or entities to which BNDES is required to report by legal or regulatory obligation.

4.  REPRESENTATIONS AND WARRANTIES

4.1 J&F represents and warrants to BNDESPar that:

(i)

JBS is a publicly held company, duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its common shares currently admitted for trading on the Novo Mercado segment of B3;

(ii)

J&F (a) is the controlling shareholder of JBS, and (b) has full legal capacity to enter into this Agreement, perform all operations provided herein, and comply with all obligations assumed herein, having taken all necessary measures to authorize its execution and the performance of the obligations set forth herein; and

(iii)

to the best of its knowledge, as of this date, there is no impediment to the execution of this Agreement or to the consummation of the Dual Listing, nor to the performance of the obligations set forth in this Agreement.

4.2  J&F undertakes to indemnify and hold BNDESPar harmless, including its respective Affiliates, from any and all losses actually incurred as a result of (i) any breach or inaccuracy of the representations and warranties made by J&F under items (i) to (iii) of Clause 4.1 above and/or (ii) any breach or non-performance of the obligations assumed under this Agreement.

4.3 BNDESPar represents and warrants to J&F that:

(i)

BNDESPar (a) is the holder and legitimate owner of the BNDESPar Shares, which are fully paid-in and free and clear of any liens or encumbrances, and (b) has full legal capacity to enter into this Agreement, perform all operations provided herein, and comply with all obligations assumed herein, having taken all necessary measures to authorize its execution and the performance of the obligations set forth herein, except as expressly provided in this Agreement; and

(ii)	to the best of its knowledge, as of this date, there is no impediment to the execution of this Agreement or to the performance of the obligations set forth herein.

4.4 BNDESPar undertakes to indemnify and hold J&F harmless, including its respective Affiliates, from any and all losses actually incurred as a result of (i) any breach or inaccuracy of the representations and warranties made by BNDESPar under items (i) and (ii) of Clause 4.3 above.

5.  EFFECTIVENESS AND TERM

5.1 This Agreement shall enter into force, for all legal purposes, as of this date and shall remain in effect until (i) full payment of the Compensation amount indicated by BNDESPar in an Exercise Notice and/or a Release Notice, or (ii) the expiration of the term for BNDESPar to exercise its right to demand the Compensation without having done so; whichever occurs first.

6.  GENERAL PROVISIONS

6.1  The Parties shall notify each other of any acts, facts, or omissions that constitute or may constitute default or breach of this Agreement. If the default or breach can be remedied, the defaulting Party or signatory(ies) shall have a period of thirty (30) days to remedy, or cause the remedy of, the default or breach (“Cure Period”), failing which the non-defaulting Party may demand performance of the breached obligation, without prejudice to its right to terminate this Agreement and/or to seek compensation for any losses actually incurred (excluding indirect damages and loss of profits).

6.2 Confidentiality. The Parties agree that the Reference Price is strictly confidential and that no announcement, use, or disclosure of its terms may be made by either of the Parties or by the Company until the end of the term of this Agreement, unless otherwise agreed in writing by the Parties.

6.2.1 Notwithstanding the provisions of Clause 6.2 above, the Parties acknowledge that the confidentiality obligation established therein shall not apply if either Party is required to disclose the Reference Price or the contents of this Agreement in response to a court order, legal proceeding, or request from a competent authority, including but not limited to the Federal Court of Accounts (TCU), the Federal Prosecutor’s Office (MPF), the Ministry of Transparency, Oversight and the Office of the Comptroller General (CGU), the Central Bank of Brazil (BACEN), or the Brazilian Securities and Exchange Commission (CVM).

6.3 The Parties acknowledge that this Agreement constitutes an extrajudicial enforcement instrument for the purposes of Article 784, item III of Law No. 13,105/2015 (Brazilian Code of Civil Procedure – “CPC”).

6.4  The Parties, to the fullest extent permitted by law, acknowledge that, except as expressly provided in this Agreement: (i) failure to exercise, granting of a grace period, tolerance, or delay in exercising any right granted by this Agreement or by law shall not constitute novation or waiver of such right, nor shall it prevent its subsequent exercise; (ii) the partial exercise of any such right shall not preclude the later exercise of the remainder of that right or the exercise of any other right; (iii) any waiver of rights shall only be valid if granted in writing; and (iv) any waiver shall be interpreted narrowly and shall not be deemed a waiver of any other right granted under this Agreement.

6.5  This Agreement is entered into on an irrevocable and irreversible basis and binds the Parties and their respective successors and assigns, and may not be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties. Any amendment or modification to this Agreement shall only be valid and binding upon the Parties if made in writing and signed by all Parties.

6.6  All communications under this Agreement shall be made in writing to the addresses below. Any communication under this Agreement shall be valid and deemed delivered on the date of receipt, as evidenced by a signed delivery receipt by the receiving Party; if sent by mail, upon confirmation of receipt; or, if sent by email, on the date of sending, if sent by 8:00 p.m., or on the next business day if sent thereafter.

(i) If to J&F:

J&F INVESTIMENTOS S.A.

Address: Avenida Marginal Direita do Tietê, nº. 500, Andar 1, Bloco I-A, Sala 17

Zip Code 05118-100

São Paulo/SP

Att.: Aguinaldo Gomes Ramos Filho

E-mail: aguinaldo.filho@jfinvest.com.br

(ii) If to BNDESPar:

BNDES PARTICIPAÇÕES S.A. - BNDESPar

Address: Avenida República do Chile n° 100 - parte

Zip Code 20031-917, Rio de Janeiro, RJ

Att.: Marcelo Marcolino, Superintendent of the Capital Markets, Investments and Equity Interests Division – AMC

E-mail: supamc@bndes.gov.br

C/C.: Marcio Bernardo Spata

E-mail: spata@bndes.gov.br

6.7 If any term or provision set forth in this Agreement is deemed null, illegal, unenforceable, or inapplicable by virtue of a legal provision or a final judicial, administrative, or arbitral decision, all other terms and provisions contained herein shall remain in full force and effect. In such case, the Parties shall negotiate in good faith an amendment to this Agreement with a view to restoring the original intent of the Parties to the greatest extent possible.

6.8 This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

6.9  The Parties declare that this Agreement constitutes the sole agreement entered into between them in the context of the Dual Listing.

6.10  The Parties execute this Agreement electronically, by means of a digital certificate issued under the ICP-Brasil standard, in accordance with the provisions of Article 1 and Article 10, §1 of Provisional Measure No. 2,200-2/2001. For all legal purposes, the Parties declare that the method of execution used complies with §4 of Article 784 of the Brazilian Code of Civil Procedure, and they consider the date indicated at the end of this instrument as the date of its legal formalization.

6.11 The Parties elect the courts of the City of São Paulo, State of São Paulo, as the exclusive venue for resolving any disputes arising from this Agreement to the exclusion of any other, however privileged it may be.

In witness whereof, the Parties have executed this Agreement.

São Paulo, March 14, 2025

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SIGNATURE PAGE OF THE PRIVATE INSTRUMENT FOR THE ASSUMPTION OF OBLIGATIONS IN THE CONTEXT OF JBS’ DUAL LISTING IMPLEMENTATION, ENTERED INTO BETWEEN, ON ONE SIDE, J&F INVESTIMENTOS S.A., AND, ON THE OTHER SIDE, BNDES PARTICIPAÇÕES S.A. – BNDESPAR, ON MARCH 14, 2025

J&F INVESTIMENTOS S.A.

By:	/s/ Aguinaldo Gomes Ramos Filho
Name:	Aguinaldo Gomes Ramos Filho

BNDES PARTICIPAÇÕES S.A. - BNDESPar

By:	/s/ Marcio Bernardo Spata
Name:	Marcio Bernardo Spata

By:	/s/ Marcelo Marcolino
Name:	Marcelo Marcolino

WITNESSES:

/s/ Luciana Najan Silva da Cruz	/s/ Thamirez Cupola Ganino
Name: Luciana Najan Silva da Cruz	Name: Thamirez Cupola Ganino
CPF:	CPF:

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